EXHIBIT 99.1

News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Announces Start-up of New Large Diameter Stainless Steel Tubing Line

MIDDLETOWN, OH, September 11, 2006 – AK Steel (NYSE: AKS) today announced the start-up of a new large diameter stainless steel tubing line at the Walbridge, Ohio plant of AK Tube LLC, its wholly-owned subsidiary. Installation of the resistance-weld tube mill and associated equipment are part of a previously-announced $8.5 million capital project to increase production capacity at AK Tube. The new mill is housed in an existing 330,000 square foot facility at the Walbridge plant.

The new mill gives AK Tube the capability to produce large diameter stainless steel tubing that will help heavy duty truck manufacturers meet stringent new U.S. EPA standards for diesel vehicle emissions. The new standards become effective January 1, 2007 and are designed to reduce particulate matter emissions from heavy duty diesel engines. The new standard will result in higher peak engine exhaust temperatures, requiring the use of stainless steel. Diesel engine manufacturers have specified large diameter stainless tubing for many of the exhaust components of the new engines. Historically, such components utilized bare and aluminum-coated carbon steel tubing.

“This project is another important step in AK Steel’s continuing leadership and growth in high value-added markets,” said James L. Wainscott, chairman, president and CEO of AK Steel. “We look forward to further serving our customers by providing high quality, large diameter stainless tubing to help them meet the new environmental standards.”

The company received assistance from the Ohio Department of Development in the form of a $75,000 grant, as well as up to $170,000 in training funds from the Ohio Investment Training Program. The Walbridge plant employs nearly 220 men and women, including about 150 production and maintenance employees represented by the United Steelworkers (USW) union, and serves as headquarters for AK Tube LLC.

AK Tube, with plants in Walbridge, Ohio and Columbus, Indiana, is a leading supplier of carbon and stainless electric resistance welded (ERW) tubing products for truck exhaust, hydroforming, air handling, outdoor furniture and automotive markets. Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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